Exhibit 3.1

THE COMPANIES ORDINANCE

Company Limited by Shares

MEMORANDUM OF ASSOCIATION OF

Hakla-Oot Ltd.

1. Name of the Company: Gog v’Magog Collection of Agricultural Produce Ltd.

GOG AND MAGOG

2. The objects for which the Company has been formed are:

(a) To engage in the business of collecting and marketing of agricultural produce.

(b) To perform any act and to conduct any business of whatsoever nature.

3. The liability of the members is limited.

4. The share capital of the Company is 12,000 new shekels and it is divided into 12,000 ordinary shares of NIS 1 each.

We the undersigned persons wish to be incorporated into a company in accordance with this Memorandum and we agree to take the number of shares appearing opposite our respective names below:

Name of subscriber	Address and description	Number of shares taken by each subscriber	Signature
Askro Ltd.	Pvte. Co. 51-072621	1000 ordinary shares	(— )

2 Ibn Gvirol Street
Tel Aviv

Adi Kaplan	I.D. 837803	1 ordinary share	(— )

2 Ibn Gvirol Street
Tel Aviv
		Witness to signatures:	(— )

Savir Rabin, Adv.

Date: December 27, 1989